UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 4, 2008

XILINX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18548	77-0188631
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

2100 Logic Drive, San Jose, California	95124
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2008, Xilinx, Inc. (the “Company”) announced the appointment of Moshe Gavrielov as its President and Chief Executive Officer, effective immediately. Prior to joining the Company, Mr. Gavrielov, 53, served as executive vice president and general manager of the verification division at Cadence Design Systems, Inc. Mr. Gavrielov served as chief executive officer of Verisity Ltd., a provider of verification process automation solutions, from 1998 until its acquisition by Cadence in 2005. Prior to joining Verisity, Mr. Gavrielov served at LSI Logic Corporation from 1988 to 1998 in several executive management positions including executive vice president of the products organization, senior vice president of international markets, general manager of LSI Logic Europe and general manager of the ASIC division.

As previously announced, concurrent with Mr. Gavrielov’s appointment, Mr. Willem Roelandts retires as President and Chief Executive Officer and continues to serve as Chairman of the Board of Directors.

The press release issued by the Company announcing Mr. Gavrielov’s appointment is furnished herewith and attached hereto as Exhibit 99.1.

On January 4, 2008, the Company entered into a letter agreement with Mr. Gavrielov outlining the terms of his employment (the “Agreement”). Pursuant to the terms of the Agreement, Mr. Gavrielov will receive an annual salary of $700,000, and beginning with the Company’s fiscal year ending March 31, 2009, will be eligible for an annual target bonus of one hundred percent (100%) of his base salary based upon achievement of target performance objectives determined by the Compensation Committee. For the Company’s fiscal year ending March 31, 2008, Mr. Gavrielov will receive a cash bonus in an amount equal to twenty-five percent (25%) of his annual base salary.

The Agreement also provides that if the Company terminates Mr. Gavrielov’s employment at any time other than for cause (as such term is defined in the Agreement) or due to a disability, or if Mr. Gavrielov voluntarily terminates his employment for good reason (as such term is defined in the Agreement), then subject to Mr. Gavrielov’s execution of a release of claims in favor of the Company, Mr. Gavrielov will be entitled to: (i) a lump sum payment equal to the sum of twelve (12) months of his base salary; (ii) one (1) year of his target bonus; (iii) any base salary accrued through his termination date; (iv) twelve (12) months of COBRA coverage; (v) twenty-four (24) months accelerated vesting of all equity grants received from the Company prior to his termination of employment; and (vi) a pro rata portion of his bonus for the fiscal year during which his employment was terminated.

Also pursuant to the terms of the Agreement, on January 7, 2008, the Compensation Committee granted Mr. Gavrielov a nonqualified stock option for 750,000 shares of the Company’s common stock (the “Initial Grant”) under its 2007 Equity Incentive Plan.

The shares subject to the Initial Grant vest over four (4) years, with twenty-five percent (25%) of the total number of shares vesting on the first anniversary of the date of grant, and the remaining shares vesting in monthly increments over the succeeding three (3) years.

The Letter Agreement dated January 4, 2008 between the Company and Mr. Gavrielov is filed herewith as Exhibit 99.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release of Xilinx, Inc. dated January 7, 2008 announcing the appointment of Moshe Gavrielov as its President and Chief Executive Officer.

99.2	Letter Agreement dated January 4, 2008 between Xilinx, Inc. and Moshe Gavrielov.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

Date: January 7, 2008	By:	/s/	Jon A. Olson
Jon A. Olson
Senior Vice President, Finance
and Chief Financial Officer